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                                                                    Exhibit 10.9

     August 14, 2002

     Mark Jagels, Chairman
     Oregon Trail Ethanol Coalition, LLC
     Box 267
     Davenport, NE  68335

     Re: Project Management Proposal

     Dear Chairman Jagels,

     We appreciate the opportunity to provide you with a proposal for project coordinator and consulting.

     In this Agreement, Oregon Trail Ethanol Coalition, LLC, who is contracting to receive services shall be hereinafter referred to as the "Client", and Byrne & Company Limited who will be providing the services shall be referred to as "the Firm".

     Byrne & Company Limited has a background in Value Added Agriculture and is willing to provide services to Oregon Trail Ethanol Coalition, LLC based on this background.

     Oregon Trail Ethanol Coalition desires to have services provided by Byrne & Company Limited.

     Therefore, the parties agree as follows:

     1. DESCRIPTION OF SERVICES. The Firm will provide the following services (collectively, the "Services"):

          a. Assist in the development of a plan for an ethanol plant to benefit the Nebraska grain farmers with final approval of the plan by Oregon Trail Ethanol Coalition, LLC board or its designee.

          b. Assist in the organization and coordinator of the fund raising, including government assistance, private equity, and private lending, press relations, operating agreements, site selection, grant writing, loan negotiations, assist in finding a management company (if desired), assistance in the preparation of the Private Placement Memorandum, and/or Public Offering Document and the preparation of the final business plan.

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c.   Assist in working with technology providers, permitting company, legal council, and general contractor to achieve complete and timely permitting.

2. PERFORMANCE OF SERVICES. The Firm shall determine the manner in which the Services are to be performed and the specific hours to be worked by the Firm. The Client will rely on the Firm to work as many hours as may be reasonably necessary to fulfill the Firm's obligations under this agreement.

3.   COMPENSATION PAID TO THE FIRM.
a. In providing development services the fee is generally determined by applying certain customary factors, including the following: (i) the time and labor required and the novelty and difficulty of the project; (ii) the likelihood that acceptance of representation of the Client will preclude other employment by the Firm; (iii) the fee customarily charged in the particular locality of similar length; (iv) the experience, reputation and ability of the developer performing the services; and (v) the risk of nonpayment of the fee in whole or in part due to the financial situation of the Client or other factors. The Client and the Firm have considered these factors and have agreed to the arrangements set forth in the following subsections.

b. The Firm will record the services performed by Thomas A. Byrne at a rate of $150 per hour, and assistants at the rate of $75 to $85 per hour (the "Applicable Rates"), these rates are subject to change on an annual basis. Travel time will be billed at a rate of $45 per hour. The Firm will undertake its best efforts to provide services at the level of experience and expertise, which will efficiently and effectively represent the interest of the Client.

c. We offer our clients a 2% discount if they satisfy their outstanding balance within the first 30 days of receiving their bill. Clients may be charged up to 1.5% a month on past due balances.

d. The Client will pay the Firm promptly as billed for all costs and expenses incurred by the Firm in connection with services provided to the Client. At the Firm's request, the Client shall make payment promptly upon the receipt of billings from any vendors with respect thereto.

     Certain costs such as long distance charges, facsimile charges or copying may be accounted for by the Firm as a pro-ration, in accordance with the generally applicable policies of the Firm.

e. The Firm will provide the Clients with a detailed statement for services rendered and cost incurred during each month. Statements will be provided as soon as possible following the end of each month.

Byrne & Company Limited                Page 2                    August 14, 2002

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f.  The Client has the right to terminate its relationship with the Firm at any time. In the event of such termination, the Firm will attempt to minimize any costs or disadvantages to the Client, which would be associated with a transition. No such termination shall discharge the obligation of the client to pay the sums, which may be owed to the Firm pursuant hereto.

g. The Firm also reserves the right to withdraw as consultant for the Client if it may do so under the ethical and procedural guidelines, which are applicable to the Firm. Under normal circumstances the Firm will do so only if, in its judgment, continued service for the Client is not in the best interest of the Client or the Firm, is inconsistent with professional guidelines applicable to the Firm, or if the Client knowingly provides erroneous information to the Firm or fails to pay sums owed to the Firm when due.

h. The Client agrees that the Firm may charge and Client will pay the reasonable costs of copying or electronically retrieving any Client files, papers or property which may occur subsequent to the time the Firm may withdraw as consultant for the Client or the Client may discharge the Firm as their consultant.

i. The Client agrees that it will pay all costs incurred by the Firm, including reasonable attorney's fees, incurred by the Firm to collect sums owed to the Firm pursuant hereto.

4. DISCLOSURE. The Firm is required to disclose any outside activities or interest, including ownership or participation in the development of projects, that conflict or may conflict with the best interests of the Client. Prompt disclosure is required under this paragraph if the activity or interest is related, directly or indirectly, to:

    Mark Jagels, Chairman
    Oregon Trail Ethanol Coalition, LLC
    Box 267
    Davenport, NE  68335

5. ASSIGNMENT. The Firm's obligations under this Agreement may not be assigned or transferred to any other person, firm, or corporation without the written consent of the Client

Byrne & Company Limited                 Page 3                  August 14, 2002

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6.  NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

    If for Oregon trail Ethanol Coalition, LLC:

    Mark Jagels, Chairman
    Oregon Trail Ethanol Coalition, LLC
    Box 267
    Davenport, NE  68335

    If for Byrne & Company Limited:

    Thomas A. Byrne
    PO Box 369
    Preston, MN  55965

    Such address may be changed from time to time for either party by providing written notice to the other in the manner set forth above.

7. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

8. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

9. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

10. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

Byrne & Company Limited                 Page 4                August 14, 2002

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11. APPLICABLE LAW. The laws of the State of Nebraska shall govern this
    Agreement.

If you agree with the above, please sign here and return the entire document to our office at PO Box 369, Preston, MN 55965. Please retain a copy for your records.

Party receiving services:
Oregon Trail Ethanol Coalition, LLC

By: /s/ Mark L. Jagels Chairman
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Party providing services:
Byrne & Company Limited

By: /s/ Thomas A. Byrne
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      Thomas A. Byrne, President

Byrne & Company Limited                 Page 5                  August 14, 2002